Exhibit (G)(2)

THOMPSON IM FUNDS, INC.

FIRST AMENDMENT TO THE AMENDED AND RESTATED CUSTODY AGREEMENT

THIS FIRST AMENDMENT dated as of the 19th day of August, 2015, to the Amended and Restated Custody Agreement, dated as of May 9, 2013 (the "Agreement"), is entered into by and between Thompson IM Funds, Inc., a Wisconsin corporation (the "Corporation") and U.S. Bank, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the Corporation and the Custodian desire to amend the fees of the Agreement; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit C of the Agreement is hereby superseded and replaced in its entirety with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THOMPSON IM FUNDS, INC.	U.S. BANK, N.A.

By:	/s/ Jason L. Stephens	By:	/s/ Michael R. McVoy

Name:	Jason L. Stephens	Name:	Michael R. McVoy

Title:	Chief Executive Officer	Title:	Senior Vice President.

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Amended Exhibit C to the Custody Agreement – Thompson IM Funds, Inc.

Annual Fees effective September 1, 2015 through September 1, 2016

Annual Fee Based Upon Fund Assets for Entire Fund Complex*

[ ] basis point on the first [ ] of average daily market value of all long securities and cash held in the complex.

[ ] basis points on the next [ ]

[ ] basis points on the balance

Plus portfolio transaction fees

Portfolio Transaction Fees

$[ ] per book entry DTC transaction

$[ ] per principal paydown

$[ ] per US Bank repurchase agreement transaction, reverse repurchase agreement, time deposit/CD or other non-depository transaction.

$[ ] per option/SWAPS/future contract written, exercised or expired

$[ ] per book entry Federal Reserve transaction

$[ ] per mutual fund trade

$[ ] per physical security transaction

$[ ] per disbursement (waived if U.S. Bancorp is Administrator)

$[ ] per Fed Wire

$[ ] per margin variation Fed wire

$[ ] per segregated account per year

•     A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

•     Overdrafts – charged to the account at prime interest rate plus [ ] unless a line of credit is in place.

•     No charge for the initial conversion free receipt.

•     Additional fees apply for global servicing.

Chief Compliance Officer Support Fee*

$[ ] annually

Plus out-of-pocket expenses

Including, but not limited to, expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges and extraordinary expenses based upon complexity and all other out-of-pocket expenses.

*Subject to annual CPI increase – All Urban Consumers – U.S. City Average

Fees are calculated pro rata and billed monthly.

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Amended Exhibit C (continued) Global Sub-Custodial Services Annual Fee Schedule effective September 1, 2015 through September 1, 2016

[  ]

*Safekeeping and transaction fees are assessed on security and currency transactions.

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Amended Exhibit C (continued)-Global Sub-Custodial Services Annual Fee Schedule effective September 1, 2015 through September 1, 2016

Annual Base Fee - A monthly minimum charge per account (fund) will apply based on the number of foreign securities held.

▪	[ ] -[ ] foreign securities: $[ ]
▪	[ ] -[ ] foreign securities: $[ ]
▪	Over [ ] foreign securities: $[ ]
▪	Euroclear – Eurobonds only. Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge. In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.
▪	For all other markets specified above, surcharges may apply if a security is held outside of the local market.

Tax Reclamation Services: Tax reclaims that have been outstanding for more than [ ] ([ ]) months with the client will be charged $[ ] per claim.

Out of Pocket Expenses

▪	Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.
▪	A surcharge may be added to certain out-of-pocket expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.
▪	SWIFT reporting and message fees.

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